Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO THE PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE PURCHASE AGREEMENT (this “Amendment”), dated as of September 30, 2024, is by and among LumLiq2, LLC, a Delaware limited liability company (“Purchaser”), F9 Investments, LLC, a Florida limited liability company (“Guarantor”), and LL Flooring Holdings, Inc., a Delaware corporation (the “Company”) and the Subsidiaries of LL Flooring that are indicated on the signature pages attached hereto (together with the Company, each, a “Seller,” and collectively, “Sellers”). Purchaser, Sellers and Guarantor are referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Asset Purchase Agreement, dated as of September 6, 2024 (the “Purchase Agreement”); and

WHEREAS, the Parties wish to amend the Purchase Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Amendment.

i.	Section 2.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Consideration. The aggregate consideration (collectively, the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be: (i) the Fixed Amount; plus (ii) the Inventory Price; plus (iii) all Assumed Cure Costs; and less (iv) the sum of the Net Deposit Refund Liability Amount.

ii.	Section 2.3 or the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(b) On or before the date that is four (4) Business Days prior to the anticipated Closing Date, Sellers shall deliver to Purchaser a written statement setting forth (A) the Fixed Amount; plus (B) the estimated Inventory Price (subject to adjustment pursuant to the Inventory Count, as set out below); plus (C) all Assumed Cure Costs; and less (D) the sum of the Net Deposit Refund Liability Amount.

(c) On the date that is three (3) Business Days prior to the anticipated Closing Date, Sellers shall deliver to Purchaser an estimate of the Acquired Inventory (the “Estimated Inventory Count”) at the Representative Stores along with the DC and the Net Deposit Refund Liability Amount (the “Estimated Net Deposit Refund Liability Amount”). On or before close of business on the third (3rd) day prior to Closing, Sellers shall cause each of the Acquired Leased Real

Property to be closed, such that no Inventory shall be sold, or delivered from, any Acquired Leased Real Property. Sellers shall further cause the DC to be closed no later than the close of business on the fourth (4th) day prior to Closing such that no Inventory shall be sold or delivered from either the DC to any Acquired Leased Real Property or any Excluded Store. During the two (2) calendar days immediately preceding the anticipated Closing Date, Purchaser shall have access to the Representative Stores and the DC solely for the purpose of conducting an Inventory Count. The Inventory Count shall be conducted by Purchaser at Purchaser’s sole cost and expense (for the avoidance of doubt, Sellers may, at Sellers’ expense, designate and have a representative attend and oversee the Inventory Count at each and any Representative Store and the DC) and the final Inventory Count shall be mutually agreed by both Parties acting reasonably and in good faith. The Parties will also conduct a review of the Existing Customer Deposits related to the Reserved Inventory and the value of the Reserved Inventory measured at 100% of the landed cost of the Reserved Inventory, during the two (2) calendar days immediately preceding the anticipated Closing Date (the “Final Net Deposit Refund Liability Amount”).

(d) The Inventory Count at the DC shall be deemed to be the final Inventory Count relative to the Inventory located in the DC. Any difference between the final count of the Acquired Inventory at the Representative Stores and the Estimated Inventory Count at the Representative Stores shall be extrapolated to all Acquired Inventory at all Acquired Leased Real Property locations on a percentage basis for the purpose of determining the Inventory Price with respect to the Acquired Inventory at the Acquired Leased Real Property locations. The Inventory Price shall be adjusted accordingly to give effect to the final Inventory Count of the DC and the final Inventory Count of the Acquired Leased Real Property locations. The Net Deposit Refund Liability Amount shall be adjusted accordingly to give effect to any difference between the Final Net Deposit Refund Liability Amount and Estimated Net Deposit Refund Liability Amount.”

iii.	Section 11.1 of the Purchase Agreement is hereby amended to include the following definition:

“Net Deposit Refund Liability Amount” means the Existing Customer Deposits related to the Reserved Inventory less 100% of landed cost value of the Reserved Inventory.”

2. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

3. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent, except as expressly stated herein. The Purchase Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4. Miscellaneous. Section 6.9 and Article X of the Purchase Agreement is incorporated herein by reference and shall apply to this Amendment mutatis mutandis as if set forth herein at length.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of date first written above.

PURCHASER:

LUMLIQ2, LLC, a Delaware limited liability company

By:	/s/ Jason Delves
	Name:	Jason Delves
	Title:	Chief Executive Officer

FOR PURPOSES OF SECTION 6.9 ONLY:

F9 INVESTMENTS, LLC,
a Florida limited liability company

By:	/s/ Avi Cohen
	Name:	Avi Cohen
	Title:	Chief Executive Officer

[Signature Page to First Amendment]

SELLERS:

LL FLOORING HOLDINGS, INC., a Delaware corporation

By:	/s/ Alice G. Givens
	Name:	Alice G. Givens
	Title:	Chief Legal, Ethics and Compliance Officer

LL FLOORING, INC.

By:	/s/ Alice G. Givens
	Name:	Alice G. Givens
	Title:	Chief Legal, Ethics and Compliance Officer

LUMBER LIQUIDATORS LEASING, LLC

By:	/s/ Alice G. Givens
	Name:	Alice G. Givens
	Title:	Chief Legal, Ethics and Compliance Officer

LL FLOORING SERVICES, LLC

By:	/s/ Alice G. Givens
	Name:	Alice G. Givens
	Title:	Chief Legal, Ethics and Compliance Officer

LUMBER LIQUIDATORS FOREIGN HOLDINGS, LLC

By:	/s/ Alice G. Givens
	Name:	Alice G. Givens
	Title:	Chief Legal, Ethics and Compliance Officer

[Signature Page to First Amendment]